MANAGED ACCOUNT SERIES:

GLOBAL SMALL CAP PORTFOLIO

FILE  811-21763

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
11/22/2005	Endemol	23,700	27,000,000	ABN AMRO Rothschild Banco Bilbao Credit Suisse First Boston ING Bank Lehman Brothers Mediobanca Merrill Lynch International
12/7/2005	Patni Computer Systems Ltd	1,700	6,875,000	Goldman Sachs Merrill Lynch ABN AMRO Rothschild Jefferies & Co Macquarie Bank Ltd.
12/14/2005	Copa Holdings	4,500	14,000,000	Morgan Stanley Goldman Sachs Citigroup Global JP Morgan Merrill Lynch
1/18/2006	Western Refining, Inc.	4,500	22,500,000	Banc of America Deutsche Bank Bear Stearns & Co Merrill Lynch
1/20/2006	Desarrolladora Homex	1,300	40,491,106	Citigroup Global Markets Merrill Lynch Morgan Stanley
1/25/2006	Chipotle	600	7,878,788

Morgan Stanley

SG Cowen & Co.

Banc of America

Citigroup

JPMorgan

Merrill Lynch

AG Edwards & Sons

RBC Capital Markets

SunTrust Capital

Wachovia Capital

M.R. Bell & Co.

Samuel A. Ramirez & Co.

Muriel Siebert & Co.

The Williams Capital Grp.

2/10/2006	QinetiQ Group Plc.	27,900	308,756,269	Credit Suisse JP Morgan Merrill Lynch International
3/23/2006	Biomarin	4,300	9,000,000	MERILL LYNCH & CO COWEN & COMPANY LEERINK SWANN & CO. PACIFIC GROWTH EQ.,LL
4/28/2006	Labopharm	12,800	11,000,000	MERRILL LYNCH BANC OF AMERICAN CANACCORD CAPITAL LEERINK SWANN ORION SECURITIES DUNDEE SECURITIES WESTWIND PARTNERS